UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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INPIXON

(Name of Registrant as Specified In Its Charter)

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In connection with the proposal to approve an amendment to the Restated Articles of Incorporation of Inpixon to increase Inpixon’s authorized shares of common stock from 250,000,000 to 1,000,000,000 (the “Proposal”), Inpixon has filed a definitive proxy statement and an accompanying proxy card with the U.S. Securities and Exchange Commission. On November 5, 2018 at 5:00 p.m. Eastern Time, the Company held its earnings call for the third quarter ended September 30, 2018 (the “Earnings Call”). Below are excerpts of the transcript of the Company’s Earnings Call discussing the Proposal.

Preliminary Remarks

[…]

Scott Gordon

During the course of this conference call, the Company will be making forward-looking statements. The Company cautions you that any statement that is not a statement of historical fact is a forward-looking statement. This includes any projections of earnings, revenues, cash or other statements relating to the Company’s future financial results, any statements about plans, strategies or objectives of management for future operations, the impact of the spin-off of Sysorex on our business and our ability to execute our business strategy following such spin-off, any statements concerning proposed new products, any statements regarding anticipated new relationships or agreements, any statements regarding expectations for the success of the Company’s products in the U.S. and international markets; any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions, underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this conference call and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Some of these risks are described in the section of today’s press release titled cautionary note on forward-looking statements and in the public periodic reports the Company files with the Securities and Exchange Commission. Investors or potential investors should read these risks. Inpixon assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

[…]

Nadir Ali

In this regard, I would like to take this opportunity to request that you vote in support of proposal 3, described in our proxy statement filed with the SEC on October 15, 2018 and distributed to our stockholders of record as of October 8, 2018, calling for an amendment to our Articles of Incorporation to increase our authorized shares of common stock. As you may be aware, we adjourned the vote in connection with this proposal at our recent shareholder meeting in order to solicit additional proxies in support of this proposal, which meeting will be reconvened at 10:00 a.m. Pacific Time on November 15, 2018. I understand there may be significant hesitation to approve an increase in our authorized shares, however, the authorized share increase is an important component of our M&A and growth strategy. While we have higher margin revenues following the spin-off, our IPA business represents only approximately 10% of our historical pre-spin-off revenues from the VAR business, therefore, the successful execution of our M&A strategy will be important to more quickly increase our revenue base. In addition, Gartner and other analysts have identified several fragmented players in the indoor positioning space, highlighting an opportunity for Inpixon to aggressively capture market share in the IPA sector with the possibility of catapulting Inpixon into a leading position. The ability to use our stock to execute our M&A strategy and conserve cash resources for the development of our products and services is dependent on having enough authorized shares to issue as consideration.

If you were a shareholder as of the October 8 record date and haven’t voted yet or if you voted against proposal 3 I urge you to please go online to https://central.proxyvote.com/pv/web and enter your control number or call the Broadridge number 1-800-690-6903 and please vote in favor. You have until 11:59 p.m. Eastern Time on November 14, 2018 to vote via Internet or by telephone.

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